News from Trans-Lux
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26 Pearl Street   Norwalk, CT  06850   203.853.4321

FOR IMMEDIATE RELEASE

For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203.642.5903


                TRANS-LUX RECEIVES NYSE AMEX NOTICE OF DELISTING
                               FOR NON-COMPLIANCE

NORWALK, CT., September 21, 2010 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today announced that the Company received a notice dated September 14, 2010 from the NYSE Amex ("Exchange") advising that the Company no longer complies with three of the Exchange's continued listing standards and that its securities are, therefore, subject to being delisting from the Exchange.

Specifically, the Company is not in compliance with Section 1003(a)(ii) of the Exchange's Company Guide in that it has stockholder equity at June 30, 2010 of less than $4.0 million and losses from continuing operations and net losses in its three of its four most recent fiscal years ended December 31, 2009, Section 1003(a)(iii) of the Exchange's Company Guide in that it has stockholder equity at March 31, 2010 of less than $6.0 million and losses from continuing operations and net losses in its five most recent fiscal years ended December 31, 2009 and Section 1003(a)(iv) of the Company Guide in that it is financially impaired.

The Corporation has appealed this determination and requested a hearing before a committee of the Exchange. There can be no assurance the Company's request for continued listing will be granted.

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About Trans-Lux

Trans-Lux Corporation is a leading designer and manufacturer of digital signage display solutions for the financial, sports and entertainment, gaming and leasing markets. With a comprehensive offering of LED Large Screen Systems, Fair-Play branded Scoreboards, and Trans-Lux Energy LED lighting solutions, Trans-Lux Corporation delivers comprehensive digital signage solutions for any size venue's indoor and outdoor display needs. For more information, please visit our web site at www.trans-lux.com.
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